Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of March 22, 2021 (the “Effective Date”), by and between Urban Tea, Inc, incorporated under the laws of the British Virgin Islands (the “Company”), and Xianlong Wu, an individual (the “Executive”). Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its subsidiaries and affiliated entities (collectively, the “Group”).

RECITALS

A. The Company desires to employ Xianlong Wu as its Chief Executive Officer (the “CEO”) and to assure itself of the services of the CEO during the term of Employment (as defined below).

B. The Executive desires to be employed by the Company as its CEO during the term of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1. POSITION

The Executive hereby accepts a position of CEO (the “Employment”) of the Company.

2. TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be five years commencing on the Effective Date, unless terminated earlier pursuant to the terms of this Agreement. The Employment will be renewed automatically for additional one-year term if neither the Company nor the CEO provides a notice of termination of the Employment to the other party or otherwise proposes to re-negotiate the terms of the Employment with the other party within three months prior to the expiration of the applicable term.

3. DUTIES AND RESPONSIBILITIES

(a)	The CEO’s duties at the Company will include all jobs assigned by the Company’s Board of the Directors (the “Board”).

(b)	The CEO shall devote all of his working time, attention and skills to the performance of his duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement, the Certificate of Incorporation and Bylaws of the Company, as amended and restated from time to time (the “Charter Documents”), and the guidelines, policies and procedures of the Company approved from time to time by the Board.

(c)	The CEO shall use his best efforts to perform his duties hereunder. The CEO shall not, without the prior written consent of the Board, become an employee of any entity other than the Company and any subsidiary or affiliate of the Company, and shall not be concerned or interested in any business or entity that engages in the same business in which the Company engages (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the CEO from holding any shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere if such shares or securities represent less than 5% of the competitors outstanding shares and securities. The CEO shall notify the Company in writing of his interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

4. NO BREACH OF CONTRACT

The CEO hereby represents to the Company that: (i) the execution and delivery of this Agreement by the CEO and the performance by the CEO of the CEO’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the CEO is a party or otherwise bound, except for agreements entered into by and between the CEO and any member of the Group pursuant to applicable law, if any; (ii) that the CEO has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the CEO entering into this Agreement or carrying out his duties hereunder; (iii) that the CEO is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5. Intentionally Omitted

6. COMPENSATION AND BENEFITS

(a)	Base Salary. The CEO’s annual salary shall be $1.00, paid in periodic installments in accordance with the company’s regular payroll practices commencing on the date hereof, subject to annual review and approval of Compensation Committee of the Board of directors.

(b)	Bonus. The CEO shall be eligible for Bonuses determined by the Board.

(c)	Equity Incentives. To the extent the Company adopts and maintains a share incentive plan, the CEO will be eligible to participate in such plan pursuant to the terms thereof as determined by the Board.

(d)	Benefits. The CEO is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

(e)	Expenses. The CEO shall be entitled to reimbursement by the Company for all reasonable ordinary and necessary travel and other expenses incurred by the CEO in the performance of his duties under this Agreement; provided that he properly accounts for such expenses in accordance with the Company’s policies and procedures.

7. TERMINATION OF THE AGREEMENT

(a) By the Company.

(i) For Cause. The Company may terminate the Employment for cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the CEO is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement,

(2) the CEO has been grossly negligent or acted dishonestly to the detriment of the Company,

(3) the CEO has engaged in actions amounting to willful misconduct or failed to perform his duties hereunder and such failure continues after the CEO is afforded a reasonable opportunity to cure such failure; or

(4) the CEO violates Section 8 or 10 of this Agreement.

Upon termination for cause, the CEO shall be entitled to the amount of base salary earned and not paid prior to termination. However, the CEO will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the CEO’s right to all other benefits will terminate, except as required by any applicable law.

(ii) For death and disability. The Company may also terminate the Employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1) the CEO has died, or

(2) the CEO has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the CEO unable to perform the essential functions of his employment with the Company, with or without reasonable accommodation, for more than 120 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply.

Upon termination for death or disability, the CEO shall be entitled to the amount of base salary earned and not paid prior to termination. However, the CEO will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the CEO’s right to all other benefits will terminate, except as required by any applicable law.

(iii) Without Cause. The Company may terminate the Employment without cause, at any time, upon one- month prior written notice. Upon termination without cause, the Company shall provide the following severance payments and benefits to the CEO: (1) a lump sum cash payment equal to 12 months of the CEO’s base salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his target annual bonus for the year immediately preceding the termination, if any; (3) payment of premiums for continued health benefits under the Company’s health plans for 12 months fo1lowing the termination, if any; and (4) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards held by the CEO.

Upon termination without, the CEO shall be entitled to the amount of base salary earned and not paid prior to termination.

(iv) Change of Control Transaction. If the Company or its successor terminates the Employment upon a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity (the “Change of Control Transaction”), the CEO shall be entitled to the following severance payments and benefits upon such termination: (1) a lump sum cash payment equal to 12 months of the CEO’s base salary at a rate equal to the greater of his/her annual salary in effect immediate1y prior to the termination, or his/her then current annua1 salary as of the date of such termination; (2) a lump sum cash payment equal to a pro-rated amount of his/her target annual bonus for the year immediately preceding the termination; (3) payment of premiums for continued health benefits under the Company’s health plans for 12 months fo1lowing the termination; and (4) immediate vesting of 100% of the then- unvested portion of any outstanding equity awards held by the CEO.

(b) By the CEO. The CEO may terminate the Employment at any time with a one-month prior written notice to the Company, if (1) there is a material reduction in the CEO’s authority, duties and responsibilities, or (2) there is a material reduction in the CEO’s annual salary. Upon the CEO’s termination of the Employment due to either of the above reasons, the Company shall provide compensation to the CEO equivalent to 12 months of the CEO’s base salary that he is entitled to immediately prior to such termination. In addition, the CEO may resign prior to the expiration of the Agreement if such resignation is approved by the Board or an alternative arrangement with respect to the Employment is agreed to by the Board.

(c) Notice of Termination. Any termination of the CEO’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

8. CONFIDENTIALITY AND NON-DISCLOSURE

(a) Confidentiality and Non-disclosure. The CEO hereby agrees at all times during the term of the Employment and after his termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without prior written consent of the Company, any Confidential Information. The CEO understands that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information product plans, services, customer lists and customers, supplier lists and suppliers, software developments inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the CEO by or obtained by the CEO from the Company, its affiliates, or their respective clients, customers or partners, either directly or indirectly, in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the CEO.

(b) Company Property. The CEO understands that all documents (including computer records, facsimile and e- mail) and materials created, received or transmitted in connection with his work or using the facilities of the Company are property of the Company and subject to inspection by the Company at any time. Upon termination of the CEO’s employment with the Company (or at any other time when requested by the Company), the CEO will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company and will provide written certification of his compliance with this Agreement. Under no circumstances will the CEO have, following his termination, in his possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information.

(c) Former Employer Information. The CEO agrees that he has not and will not, during the term of his employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the CEO has an agreement or duty to keep in confidence information acquired by CEO, if any, or (ii) bring into the premises of the Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The CEO will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d) Third Party Information. The CEO recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The CEO agrees that the CEO owes the Company and such third parties, during the CEO’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the CEO breaches this Section 8, the Company shall have right to seek remedies permissible under applicable law.

9. CONFLICTING EMPLOYMENT.

The CEO hereby agrees that, during the term of his employment with the Company, he or she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of the CEO’s employment, nor will the CEO engage in any other activities that conflict with his obligations to the Company without the prior written consent of the Company.

10. NON-COMPETITION AND NON-SOLICITATION

In consideration of the salary paid to the CEO by the Company and subject to applicable law, the CEO agrees that during the term of the Employment and for a period of one (1) year following the termination of the Employment for whatever reason:

(a)	The CEO will not approach clients, customers or contacts of the Company or other persons or entities introduced to the CEO in the CEO’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

(b)	The CEO will not assume employment with or provide services as a director or otherwise for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor; and

(c)	The CEO will not seek, directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

The provisions contained in Section 10 are considered reasonable by the CEO and the Company. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 10 shall survive the termination of this Agreement for any reason. In the event the CEO breaches this Section 10, the CEO acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek all remedies permissible under applicable law.

11. WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

12. ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a Change of Control Transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13. SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the CEO and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including any prior agreements between the CEO and a member of the Group. The CEO acknowledges that he or she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the CEO and the Company.

15. GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of New York and each of the parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in New York.

16. AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

17. WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18. NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

19. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20. NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, he or she has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Urban Tea, Inc.

By:	/s/ Kan Lu
Name:	Kan Lu
Title:	Chief Financial Officer

Executive

Signature:	/s/ Xianlong Wu
Name:	Xianlong Wu